AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

BRIDGES INVESTMENT FUND, INC.

ARTICLE I
NAME

The name of the Corporation is BRIDGES INVESTMENT FUND, INC.

ARTICLE II
PLACE OF BUSINESS/REGISTERED AGENT

The principal place of business of the Corporation is located at 256 Durham Plaza, 8401 West Dodge Road, Omaha, Nebraska 68114. The registered agent for the Corporation is Edson L. Bridges III, and the address of said agent is 256 Durham Plaza, 8401 West Dodge Road, Omaha, Nebraska 68114.

ARTICLE III
DIRECTORS

The Corporation shall have not less than three (3) nor more than fifteen (15) directors as determined from time to time by the Board of Directors or the shareholders. The Board members shall serve until their successors are elected and qualified.

ARTICLE IV
EXISTENCE

The Corporation shall have perpetual existence.

ARTICLE V
PROPERTY OF SHAREHOLDERS

The private property of the shareholders shall not be subject to the payment of corporate debts to any extent whatsoever.

ARTICLE VI
PURPOSES

The purposes for which the Corporation is formed are to:

(a)     conduct, operate and carry on the business of an investment company registered pursuant to the Investment Company Act of 1940, as amended ("Investment Company Act"), and exercise all the powers necessary and appropriate to the conduct of such operations; and

(b)    engage in any other business permitted to corporations by the laws of the State of Nebraska and to have and exercise all powers conferred upon or permitted to corporations by the Nebraska Business Corporation Act, as amended (the "Nebraska Business Corporation Act") and any other laws of the State of Nebraska; provided, however, that the Corporation shall be restricted from engaging in any activities or taking any actions which would preclude its compliance with applicable provisions of the Investment Company Act applicable to open-end management type investment companies or applicable rules promulgated thereunder.

The enumeration herein of the objects and purposes of the Corporation shall be construed as powers as well as objects and purposes and shall not be deemed to exclude by inference any powers, objects or purposes which the Corporation is empowered to exercise, whether expressly by force of the laws of the State of Nebraska now or hereafter in effect, or impliedly by the reasonable construction of such laws.

ARTICLE VII
CAPITALIZATION

(a)    The total number of shares of stock of all classes and series that the Corporation has authority to issue is one hundred million (100,000,000) shares of common stock (par value of One Thousandth of One Cent, ($0.00001) per share), amounting in aggregate par value of Ten Thousand Dollars ($10,000). Of said common shares, 50,000,000 shares may be issued in the series of common shares hereby designated Bridges Investment Fund shares.

(b)    The balance of 50,000,000 shares may be issued in such series with such designations, preferences and relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, or may be authorized for issuance as additional shares of any existing series or portfolio as and to the extent stated or expressed in a resolution or resolutions providing for the issue of any such series or shares of common shares adopted from time to time by the Board of Directors pursuant to the authority hereby vested in said Board and the Nebraska Business Corporation Act.

(c)    The Corporation may issue and sell any of its shares in fractional denominations to the same extent as its whole shares, and shares and fractional denominations shall have, in proportion to the relative fractions represented thereby, all the rights of whole shares, including, without limitation, the right to vote, the right to receive dividends and distributions, and the right to participate upon liquidation of the Corporation. The Bridges Investment Fund shares and each other series of common shares which the Board may establish, as provided herein, evidence an interest in a separate and distinct portion of the Corporation's assets, which shall take the form of a separate portfolio of investment securities, cash and other assets. Authority to establish such additional series representing separate portfolios is hereby vested in the Board of Directors of this Corporation, and such separate portfolios may be established by the Board without the authorization or approval of the holders of any other series of shares of this Corporation.

ARTICLE VIII
NO PREEMPTIVE RIGHTS

The shareholders of Bridges Investment Fund shares and each other series of common shares of this Corporation shall have no preemptive right to subscribe to any issue of shares of any class or series of this Corporation now or hereafter made.

ARTICLE IX
RIGHTS AND PREFERENCES OF SHAREHOLDERS

The shareholders of the Bridges Investment Fund shares and all future series of shares authorized by the Board of Directors which evidence a separate portfolio of investment securities shall have the following rights and preferences:

(a)    On any matter submitted to a vote of shareholders of this Corporation, all common shares of this Corporation then issued and outstanding and entitled to vote, irrespective of series, shall be voted in the aggregate and not by series, except: (i) when otherwise required by the Nebraska Business Corporation Act in which case shares will be voted by individual series; (ii) when otherwise required by the Investment Company Act, or the rules adopted thereunder, in which case shares shall be voted by individual series; and (iii) when the matter does not affect the interests of a particular series, in which case only shareholders of the series affected shall be entitled to vote thereon and shall vote by individual series.

At all elections of directors of the Corporation, each shareholder shall be entitled to as many votes as shall equal the number of his or her shares of stock multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single director or may distribute them among the number to be voted for, or any two or more of them, as he or she may see fit.

(b)    All consideration received by this Corporation for the issue or sale of shares of any series, together with all assets, income, earnings, profits and proceeds derived therefrom (including all proceeds derived from the sale, exchange or liquidation thereof and, if applicable, any assets derived from any reinvestment of such proceeds in whatever form the same may be) shall become part of the assets of the portfolio to which the shares of that series relate, for all purposes, subject only to the rights of creditors, and shall be so treated upon the books of account of this Corporation. Such assets, income, earnings, profits and proceeds (including any proceeds derived from the sale, exchange or liquidation thereof and, if applicable, any assets derived from any reinvestment of such proceeds in whatever form the same may be) are herein referred to as "assets belonging to" a series of the common shares of this Corporation.

(c)    Assets of this Corporation not belonging to any particular series are referred to herein as "General Assets." General Assets shall be allocated to each series in proportion to the respective net assets belonging to such series. The determination of the Board shall be conclusive as to the amount of assets, as to the characterization of assets as those belonging to a series or as General Assets, and as to the allocation of General Assets.

(d)    The assets belonging to a particular series of common shares shall be charged with the liabilities incurred specifically on behalf of such series of common shares ("Special Liabilities"). Such assets shall also be charged with a share of the general liabilities of this Corporation ("General Liabilities") in proportion to the respective net assets belonging to such series of common shares. The determination of the Board shall be conclusive as to the amount of liabilities, including accrued expenses and reserves, as to the characterization of any liability as a Special Liability or General Liability, and as to the allocation of General Liabilities.

(e)    The Board may, to the extent permitted by the Nebraska Business Corporation Act and the Investment Company Act and in the manner provided herein, declare and pay dividends or distributions in shares or cash on any or all series of common shares, the amount of such dividends and the payment thereof being wholly in the discretion of the Board of Directors. Dividends or distributions on shares of any series of common shares shall be paid only out of the earnings, surplus, or other lawfully available assets belonging to such series (including, for this purpose, any General Assets allocated to such series).

(f)    In the event of the liquidation or dissolution of the Corporation, holders of the shares of any series shall have priority over the holders of any other series with respect to, and shall be entitled to receive, out of the assets of this Corporation available for distribution to holders of shares, the assets belonging to such series of common shares and the General Assets allocated to such series of common shares, and the assets so distributable to the holders of the shares of any series shall be distributed among such holders in proportion to the number of shares of such series held by them and recorded on the books of this Corporation.

(g)    With the approval of a majority of the shareholders of each of the affected series of common shares or as otherwise required by the Investment Company Act, the Board of Directors may transfer the assets of any portfolio to any other portfolio. Upon such a transfer, the Corporation shall issue common shares representing interests in the portfolio to which the assets were transferred in exchange for all common shares representing interests in the portfolio from which the assets were transferred. Such shares shall be exchanged at their respective Net Asset Values (as defined in Article X).

ARTICLE X
DESIGNATION AND REGULATION OF POWERS

The following provisions are adopted for the purpose of defining, limiting and regulating the powers of the Corporation, the Board of Directors and the shareholders.

(a)    Board of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors which shall have and may exercise all powers of the Corporation except those powers which are by law, by these Articles of Incorporation or by the By-Laws conferred upon or reserved to the shareholders. In furtherance and not in limitation of the powers conferred by law, the Board of Directors shall have power:

(1)    to issue and sell, from time to time, shares of any class or series of the Corporation's stock in such amounts and on such terms and conditions, and for such amount and kind of consideration, as the Board of Directors shall determine; provided, that the consideration per share to be received by the Corporation shall be not less than the Net Asset Value per share of that class of stock at such time computed in accordance with subsection (d) hereof;

(2)    to determine from time to time whether and to what extent and at what time and place and under what conditions and regulations the books, accounts and documents of the Corporation, or any of them, shall be open to the inspection of shareholders, except as otherwise provided by statute or By-Laws; and, except as so provided, no shareholder shall have any right to inspect any book, account or document of the Corporation unless authorized to do so by resolution of the Board of Directors; and

(3)    in accordance with the Investment Company Act and generally accepted accounting principles, (A) to determine what receipts of the Corporation shall constitute income available for payment of dividends and what shall constitute principal, and to make such allocation of any particular receipt between principal and income as it may deem proper; (B) from time to time, in its discretion (i) to determine whether any and all expenses and other outlays paid or incurred (including any and all taxes, assessments or governmental charges which the Corporation may be required to pay or hold under any present or future law or of any other taxing authority therein) shall be charged to or paid from principal or income or both; and (ii) to apportion any and all of said expenses and outlays, including taxes, between principal and income.

(b)    Redemption by Shareholders. Each holder of shares of a particular class or series shall have the right at such times as may be permitted by the Corporation to require the Corporation to redeem all or any part of his, her or its shares of that class or series, at a redemption price per share equal to the Net Asset Value per share of that class or series next determined after the shares are properly tendered for redemption, less such redemption fee or sales charge, if any, as may be established from time to time by the Board of Directors in its sole discretion; provided, that such redemption fee or sales charges shall not exceed one percent (1%) of the aggregate redemption price. Payment of the redemption price shall be in cash; provided, however, that if the Board of Directors determines, which determination shall be conclusive, that conditions exist which make payment wholly in cash unwise or undesirable, the Corporation may, to the extent and in the manner permitted by the Investment Company Act, make payment wholly or partly in securities or other assets belonging to the series or class of which the shares being redeemed are a part, at the value of such securities or assets used in such determination of Net Asset Value.

(c)    Payment for Shares. Payment by the Corporation for shares of stock of the Corporation surrendered to it for redemption shall be made by the Corporation within such period from surrender as may be required under the Investment Company Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Corporation may postpone payment of the redemption price and may suspend the right of the holders of shares of any class or series to require the Corporation to redeem shares of that class or series during any period or at any time when and to the extent permissible under the Investment Company Act.

(d)    Definition of Net Asset Value. The "Net Asset Value" per share of any class or series shall be the quotient obtained by dividing the value of the net assets of that class or series (being the value of the assets belonging to that class or series less the liabilities of that class or series) by the total number of shares of that class or series outstanding, all as determined by or under the direction of the Board of Directors in accordance with generally accepted accounting principles and the Investment Company Act. Subject to the applicable provisions of the Investment Company Act, the Board of Directors, in its sole discretion, may prescribe and set forth in a duly adopted resolution of the Board of Directors such bases and times for determining the value of the assets belonging to, and the Net Asset Value per share of outstanding shares of, each class or series, or the net income attributable to such shares, as the Board of Directors deems necessary or desirable. The Board of Directors shall have full discretion, to the extent not inconsistent with the Nebraska Business Corporation Act and the Investment Company Act, to determine which items shall be treated as income and which items as capital and whether any item of expense shall be charged to income or capital. Each such determination and allocation shall be conclusive and binding for all purposes.

Any determination made in good faith and in accordance with the Investment Company Act and, so far as accounting matters are involved, in accordance with generally accepted accounting principles, by or pursuant to the discretion of the Board of Directors, as to the amount of the assets, debts, obligations, or liabilities of the Corporation, as to the amount of any reserves or charges set up and the propriety thereof, as to the time of or purposes for creating such reserves or charges, as to the use, alteration or cancellation of any reserves or charges (whether or not any debt, obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged or shall by then or thereafter required to be paid or discharged), as to the value of or the method of valuing any investment owned or held by the Corporation, as to the market value or fair value of any investment or fair value of any other asset of the Corporation, as to the allocation of any asset of the Corporation to a particular class or classes or series of the Corporation's stock, as to the charging of any liability of the Corporation to a particular class or classes or series of the Corporation's stock, as to the number of shares of the Corporation or of any class or series outstanding, as to the estimated expense to the Corporation in connection with purchases of its shares, as to the ability to liquidate investments in orderly fashion, or as to any other matters relating to the issue, sale, purchase and/or other acquisition or disposition of investments or shares of the Corporation, shall be final and conclusive and shall be binding upon the Corporation and all holders of its shares, past, present and future, and shares of the Corporation are issued and sold on the condition and understanding that any and all such determinations shall be binding as aforesaid.

(e)    Purchases by the Corporation. The Corporation may purchase in the open market or otherwise acquire from any owner or holder thereof any common shares then issued and outstanding, in which case the consideration paid therefor (in cash or in securities in which the funds of the Corporation shall then be invested) shall not exceed the Net Asset Value thereof as determined in accordance with subsection (d) above, less such withdrawal charge, if any, as may have been established by the Board of Directors. The Corporation to the extent necessary may sell or cause to be sold any securities held by it to provide cash for the purchase of its shares hereunder.

ARTICLE XI
INVESTMENT ADVISORY AGREEMENT

The Corporation reserves the right to enter into an investment advisory agreement providing for the management and supervision of the investments of the Corporation with respect to the desirability of investing in, purchasing or selling securities or other property. Such agreement shall contain such other terms, provisions and conditions as the Board of Directors of the Corporation may deem advisable and in accordance with the Investment Company Act.

The Corporation may designate transfer agents, disbursing agents, registrars or other agents to act on behalf of the Corporation and employ and fix the powers, rights, duties, responsibilities and compensation of each such transfer agent, registrar, disbursing agent or other agent.

ARTICLE XII
AMENDMENTS TO ARTICLES

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in accordance with the Nebraska Business Corporation Act, including, without limitation, any amendment which would alter the contract rights of any series or class of outstanding stock as expressly set forth in these Articles and all rights conferred upon shareholders herein are granted subject to this reservation.

ARTICLE XIII
AMENDMENTS TO BY-LAWS

The Board of Directors shall have the power to alter or repeal the By-Laws except those sections which specifically provide that they shall not be amended or repealed by the Board of Directors. However, no By-Laws shall be adopted by the Directors which shall require more than a majority of the voting shares for a quorum at a meeting of shareholders, or more than a majority of the votes cast to constitute action by the shareholders, except where higher percentages are required by these Articles of Incorporation or by applicable law.

ARTICLE XIV
INDEMNIFICATION

To the fullest extent required or permitted by Nebraska law and the Investment Company Act, the Corporation shall indemnify (i) its currently acting and former directors and officers, whether serving the Corporation or at its request any other entity, including the advancement of expenses, and (ii) other employees and agents to such extent as shall be authorized by the Board of Directors or the By-Laws. Nothing contained herein shall be construed to protect any director or officer of the Corporation against any liability to the Corporation or its shareholders to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his or her office. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such By-laws, resolutions or contracts implementing such provisions or such indemnification arrangements as may be permitted by law.

No amendment to or repeal of this Article XIV shall limit or eliminate the right of indemnification of any director or officer of the Corporation provided hereunder with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

ARTICLE XV
LIMITATION OF LIABILITY

To the fullest extent permitted by Nebraska law and the Investment Company Act, a director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for any action taken, or for any failure to take action as a director except for liability (i) for the amount of a financial benefit received by a director to which he or she is not entitled; (ii) for intentional infliction of harm on the Corporation or its shareholders; (iii) for a violation of Neb. Rev. Stat. § 21-2096; and (iv) for an intentional violation of criminal law. Nothing contained herein shall be construed to protect any director of the Corporation against any liability to the Corporation or its shareholders to which he or she would otherwise by subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his or her office.

No amendment to or repeal of this Article XV shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the Nebraska Business Corporation Act is hereafter amended to authorize the further elimination or limitation of liability of directors, then the liability of directors shall be eliminated or limited to the full extent authorized by the Nebraska Business Corporation Act as so amended.

ARTICLE XVI
ANNUAL MEETING

Pursuant to Neb. Rev. Stat. Section 21-2051(4) as it presently exists or is hereafter amended, the Corporation shall not be required to hold annual meetings of shareholders pursuant to Neb. Rev. Stat. Section 21-2051(1) unless the holding of an annual meeting of shareholders is otherwise required by these Articles of Incorporation or the Investment Company Act and the rules and regulations thereunder.

*****

These Amended and Restated Articles of Incorporation of the Corporation have been unanimously approved by the Board of Directors of the Corporation at a meeting of the Board of Directors held on November 15, 2005, and approved by the shareholders of the Corporation at its annual meeting held on March 22, 2006.

DOCS/725379.1